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                                                                  Exhibit (a)(1)

                  RIVERSIDE PARK ASSOCIATES LIMITED PARTNERSHIP
                         55 Beattie Place, P.O. Box 2347
                        Greenville, South Carolina 29602

                                  July 14, 1999

Dear Limited Partner:

         We understand that you will receive from MP Income Fund 15, LLC; MP Income Fund 12, LLC; Accelerated High Yield Institutional Investors, Ltd.; Accelerated High Yield Institutional Fund, Ltd.; Moraga Fund 1, L.P.; and Moraga Gold, LLC an offer to purchase up to 60 limited partnership units at $21,000 per unit of Riverside Park Associates Limited Partnership (the "Partnership").

         The Partnership, through its general partner, Winthrop Financial Associates Limited Partnership (the "General Partner"), is required by the rules of the Securities and Exchange Commission to make a recommendation whether you should accept or reject such offer, or whether the Partnership is remaining neutral with respect to such offer. The General Partner is not making any recommendation with respect to such offer for the reason set forth under "The Offer - Section 10. Position of Your General Partner of Your Partnership with Respect to the Offer" in the Supplement, dated June 29, 1999, to the Offer to Purchase, dated May 13, 1999, of AIMCO Properties, L.P., which was previously sent to you. However, it should be noted that such offer is at a lower price and for less units than the offer being made by AIMCO Properties, L.P., which is for
168.14 units at $21,500 per unit pursuant to a Supplement, dated July 7, 1999, which has also been sent to you.

         Please note that the General Partner is an affiliate of AIMCO Properties, L.P.

         If you have any questions or would like further information about other possible opportunities to sell your units, please contract River Oaks Partnership Services, Inc. at (888) 349-2005.

                                               WINTHROP FINANCIAL ASSOCIATES
                                               LIMITED PARTNERSHIP
                                               General Partner


                                               By:      /s/Patrick J. Foye
                                                        ------------------------
                                                        Patrick J. Foye
                                                        Executive Vice President